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                                 EXHIBIT 10.8

June 17, 1999

William H. Matthews
300 West 42nd Avenue
San Mateo, CA 94403

Dear Bill:

On behalf of Object Products, Inc. (the "Company"), it is with great pleasure that we present you with the following offer of employment.

We are pleased to offer you the position of Chief Financial Officer at a monthly salary of $10,416.66 ($125,000.00 annualized). Your salary will be adjusted within 45 days of an IPO to an amount that represents a market range salary for a public company of our size and in our industry. The Company's compensation committee will base your new salary on a survey the Company will perform immediately after completing the IPO process. Your adjustment will become effective on the same effective day used for the other officers of the Company.

Your start date will be June 21, 1999.

You will be entitled to a maximum of twenty-five (25) days of paid personal time per annum, provided, however, that we must mutually agree as to the time during which such personal time may be taken. Paid personal time will be accrued and capped per Company policy.

You will become eligible to participate in our health plan under the terms set forth in the documents governing the plan. You will also be eligible to participate in the Company's stock option plan. Pending proper approvals by the Company's Board of Directors, you will be granted 90,000 option shares at an option price of approximately $2.50 per share. The granted options will vest as follows: 22,500 at the end of your first year of service, 22,500 at the end of your second year of service, 22,500 at the end of your third year of service, and 22,500 at the end of your fourth year of service. You will also, remain eligible for additional grants under the terms and conditions of the Company's option plan(s). The terms and conditions of your participation in our stock option plan are set forth in detail in the plan documents.

The vesting of your options will be accelerated by a Corporate Transaction. Should a Corporate Transaction occur on or before June 20, 2000, fifty percent (50%) of your un-vested options would become vested. Should a Corporate Transaction occur after June 20, 2000 one hundred percent (100%) of your un-vested options will become vested.

A "Corporate Transaction" shall mean either of the following stockholder-approved transactions to which the Company is a party if, at the time, the Company is a privately held corporation:

1). A merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a
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person or persons different from the persons holding those securities immediately prior to such transaction, with the exception of an IPO or other equity financing event, or, 2). The sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.

Your employment and other benefits will be governed by our personnel policies and procedures, which are set forth in our employee handbook. A copy is attached with this letter.

     This offer is contingent upon our receiving:

     1.  documentation of U.S. citizenship or authorized alien work status,

     2.  acceptable reference checks,

     3.  a signed copy of this letter indicating your acceptance of our offer;
         and

     4.  a signed employee invention agreement.

If you accept this offer, your employment with the Company shall be "at-will." That means that your employment is not for any specified period of time and can be terminated by yourself or the Company for any or no particular reason or cause, and at any time, with or without advance notice. Furthermore, you can be promoted, demoted, have your title, duties, compensation or other terms or conditions of your employment changed with or without cause or notice at the will of the Company.

We look forward to having you start on June 21, 1999. If you accept this offer, please return to me a signed copy of this letter. This offer will remain open until June 20, 1999. Any representations or agreements contrary to what is set forth above are superseded by this offer.

If you have any questions about the contents of this letter or employment at Object Products, Inc., please feel free to contact me.

Sincerely,


/s/ Sheilah P. Yearwood
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Sheilah P. Yearwood
Human Resources Manager


I accept the offer of employment with Object Products, Inc. pursuant to the terms and conditions set forth above.


Dated:   6/17/99           /s/ Bill Matthews           Bill Matthews
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